EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Formation
ZAIS Financial Partners, L.P.	Delaware

ZAIS Financial, LLC	Delaware

ZAIS Asset I, LLC	Delaware

ZAIS Asset II, LLC	Delaware

ZAIS Asset III, LLC	Delaware

ZAIS Asset IV, LLC	Delaware

ZAIS I TRS, Inc.	Delaware

ZFC Trust	Maryland

ZFC Trust TRS I, LLC	Delaware

Ex. 21.1